Exhibit 21

                               RGC Resources, Inc.

                           Subsidiaries of Registrant


         Roanoke Gas Company                (incorporated in Virginia)
         Bluefield Gas Company              (incorporated in West Virginia)
         Diversified Energy Company         (incorporated in Virginia)
         RGC Ventures, Inc.                 (incorporated in Virginia)


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